UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 18, 2007
(Date of earliest event reported)

TELKONET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

000-27305	87-0627421
(Commission File No.)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876
(Address of Principal Executive Offices)

(240)-912-1800
(Registrant's Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02 Unregistered Sales of Equity Securities.

On July 18, 2007, Telkonet issued 866,856 unregistered shares of Telkonet, Inc. (the “Common Stock”) to Newport Telecommunications Co. (“NTC”) in connection with the acquisition of substantially all of NTC’s assets by Microwave Satellite Technologies, Inc. (“MST”), the operating subsidiary of Telkonet’s majority-owned subsidiary, Microwave Satellite Holdings, Inc. (“MSHI”).  NTC, a New Jersey general partnership, provides broadband internet and telephone services at certain residential and commercial properties in the development known as Newport in Jersey City, New Jersey.

The Common Stock issued by Telkonet represented $1,530,000 of the total consideration of $2,550,000 paid by MST in the asset purchase.  The balance of the consideration was paid in cash by MST.  The Common Stock was valued based on the average closing prices for the Common Stock for the ten trading days immediately prior to the closing date.  The total consideration will be increased or decreased depending on the number of subscriber accounts acquired in the asset purchase that were in good standing on the closing date.  This number will be determined within 120 days of the closing of the asset purchase.

In connection with the asset purchase, MSHI has agreed to (a) either pay $1,530,000 in cash to Telkonet, or (b) issue to Telkonet unregistered shares of MSHI common stock equal to approximately $1,530,000 (based at a price per share equal to the lesser of (i) the closing price for MSHI common stock on the day of the issuance of the shares of common stock to Telkonet, or (ii) $1.00 per share of MSHI common stock), as consideration for the issuance of the Common Stock by Telkonet to NTC in the asset purchase.

The Common Stock was issued to NTC pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated thereunder on the basis that the purchaser is an "accredited investor" as such term is defined in Rule 501 of Regulation D.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELKONET, INC.

Date: July 24, 2007
By: /s/ Richard J. Leimbach
Richard J. Leimbach
Vice President, Finance